UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  NOVEMBER 22, 2011

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st  Floor

New York, NY 10005

(Address of principal executive offices)

561-989-3200

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Resignation of Leonardo Riera as President, CEO, and member of the Board of Directors of the Company and Entry into Separation Agreement Between the Company and Mr. Riera

On November 22, 2011, Leonardo Riera, the President and member of the Board of Directors, resigned from all of his positions with Ardent Mines Limited (the “Company”).  Mr. Riera advised the Company that he tendered his resignation in order to pursue other business opportunities.  The Company has accepted the resignation of Mr. Riera on amicable terms and the Company fully supports Mr. Riera in his future endeavors.  Mr. Riera has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Riera has agreed to serve the Company as a consultant during a three month transition period following the separation date.

In connection with Mr. Riera’s resignation, the Company and Mr. Riera entered into a mutually acceptable Separation Agreement, dated November 22, 2011 (the “Riera Separation Agreement”).

Under the terms of the Separation Agreement, the Company and Mr. Riera have agreed to terminate his Employment Agreement with the Company, dated September, 27, 2010 (the “Employment Agreement”), except for certain terms pertaining to non-competition with the Company, non-solicitation as well as options previously granted to Mr. Riera, which shall survive and vest in accordance with the Employment Agreement.  Under the terms of the Separation Agreement, the Company has granted Mr. Riera the following separation package: (i) three hundred fifty thousand (350,000) shares of Company common stock (the “Separation Shares”) to be issued on the first business day of 2012; (ii) fifty thousand (50,000) shares on the first business day following closing of a Company financing with net proceeds to the Company of greater than ten million U.S. Dollars ($10,000,000) (the “Bonus Shares” and referred to together with the Separation Shares as the “Shares”); (iii) a cash payment of Twenty Five Thousand Dollars ($25,000) payable on or before December 1, 2011; and (iv) cash payments of $5,000 per month for consulting services to be rendered to the Company by Riera for a period of three months, commencing on December 1, 2011 (the “Transition Period Consulting Services”).  All of the Shares shall remain restricted and not eligible for transfer, sale or public trading until the earlier of (x) 180 days after declaration of effectiveness by the U.S. Securities & Exchange Commission of a registration statement for an underwritten public offering of Company securities in amount of not less than forty million dollars ($40,000,000); or (y) December 31, 2013.  Mr. Riera will maintain the 50,000 options granted as per his Employment Agreement, and his total previously granted option package consisting of 500,000 options will fully vest as agreed with the Board upon the acceptance of Mr. Riera’s resignation.  The vested options shall be exercisable to the full extent permitted under the provisions of Mr. Riera’s option agreement pertaining to the duration of exercise of options for employees who have terminated their employment in good standing with the Company.

The Separation Agreement also contains mutual general releases, mutual support and non-disparagement provisions as well as indemnification and hold harmless coverage for Mr. Riera with respect to any matters attributable to the period of his services to the Company. The Company has expressed no disagreements with Mr. Riera or with his role as President and CEO of the Company as of the date of his resignation, or with operations, policies or practices during his tenure.

The Company expects to appoint a new President and CEO during the foreseeable future.

Item 1.02	Termination of a Material Definitive Agreement.

On November 22, 2011, the Company and Mr. Riera mutually terminated the Employment Agreement of Mr. Riera, as disclosed in Item 1.01 above, and such disclosures pertaining to the termination of such Employment Agreement are hereby incorporated hereinto this Item 1.02 by reference to Item 1.01 above.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures regarding the resignation of Mr. Leonardo Riera as President, CEO, and member of the Board of Directors of the Company set forth in Item 1.01 above are hereby incorporated hereinto this Section 5.02 by reference thereto.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 99.1	Separation Agreement, by and between the Company and Leonardo Riera, dated November 22, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARDENT MINES LIMITED

	By:	/S/ Luis Feliu
		Name:	Luis Feliu
		Title:	Chief Financial Officer

Date: November 27, 2011